INDEMNIFICATION AGREEMENT


THIS INDEMNIFICATION AGREEMENT (this "Agreement") is made and entered into as of the 14th of April, 1997 between CHAMPION PARTS, INC., and Illinois corporation (the "Corporation"), and JERRY A BRAGIEL ("Indemnitee").

Preliminary Recitals

A. The Corporation is engaged in the business of, among other things, remanufacturing auto, truck and farms parts and equipment.

B. At the request of the Corporation, Indemnitee currently serves as an officer of the Corporation and, as such, may be subjected to claims, suits or proceedings arising as a result of such service.

C. To induce Indemnitee to become an officer of the Corporation, the Corporation agreed to indemnify Indemnitee to the extent set forth herein and to the fullest extent authorized by, the Illinois Business Corporation Act of 1983 as it may be in effect from time to time.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. The Corporation shall forever indemnify, and keep indemnified in accordance with, and to the fullest extent authorized by, the Illinois Business Corporation Act of 1983 as it may be in effect from time to time, Indemnitee, from and against and Expenses (as defined below), judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by Indemnitee in connection with any Proceeding (as defined below) against Indemnitee (other than a Proceeding initiated or supported, direct date of this Agreement.

2.   As used in this agreement:

(a)	The term "Proceeding" shall include any threatened, pending or completed action, suit or proceeding, whether brought by or in the right of the Corporation or otherwise and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee may be or may have been involved as a party or otherwise, by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action taken by him or her or of any inaction on his or her part while acting as such a director, officer, employee or agent, or by reason of the fact that he or she was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in each case whether or not he or she is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification or reimbursement is provided under this Agreement.

(b)	The term "Expenses" means all costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness, in or participating in, or preparing to defend, be a witness in or participate in any Proceeding, and shall include, without limitation, expenses of investigations, judicial or administrative proceedings or appeals, attorneys' fees and disbursements, but shall not include the amount of amounts paid in settlement or judgments, fines or penalties against Indemnitee.

(c)	The terms "Corporation", "other enterprise", "fines", and "serving at the request of the Corporation" shall have the meanings provided in Section 8.75 of the Illinois Business Corporation Act of 1983, as amended.

3. In the event that, under applicable law, the entitlement of Indemnitee to be indemnified hereunder shall depend upon whether Indemnitee shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to criminal actions or proceedings, had no reasonable cause to believe his or her conduct was unlawful, or shall have acted in accordance with some other defined standard of conduct, the burden of proof of establishing that Indemnitee has not acted in accordance with such standard shall rest with the Corporation and Indemnitee shall be presumed to have acted in accordance with such standard and entitled to indemnification unless, and only unless, based upon a preponderance of the evidence, it shall be determined by a court of competent jurisdiction that Indemnitee has not met such standard. In any event and not in limitation of the above, indemnification to which Indemnitee is entitled hereunder shall be made promptly upon the determination that Indemnitee has met such standard (i) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders of the Corporation. The Corporation agrees to provide such a determination within forty five days (or, in the case of determination pursuant to clause (iii) of the preceding sentence, ninety days) of receipt of written request from Indemnitee for such a determination. The Corporation agrees to pay the reasonable fees of the independent legal counsel referred to in clause (ii) of the second preceding sentence and to fully indemnify such counsel against any and all expenses (including attorney fees), claims, liabilities, and damages arising out of or relating to this Agreement or its engagement pursuant thereto. Independent legal counsel shall be selected by the Board of Directors or the executive commitee of the board.

4. Indemnitee shall notify the Corporation in writing of any matter or Proceeding with respect to which Indemnitee intends to seek indemnification hereunder as soon as reasonably practicable following the receipt by Indemnitee of written threat thereof, provided, however, that failure to so notify the Corporation shall not constitute a waiver by Indemnitee of his or her rights hereunder.

5. In the event of any Proceeding against Indemnitee which may give rise to a right of indemnification from the Corporation pursuant to this Agreement, following written request to the Corporation by Indemnitee, the Corporation shall advance to Indemnitee amounts to cover Expenses incurred by Indemnitee in defending such Proceeding in advance of the final disposition thereof upon receipt of (i) any undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined by final judgment of a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation hereunder, and (ii) satisfactory evidence as to the amount of such Expenses. Indemnitee's written certification together with a copy of the statement paid or to be paid by Indemnitee shall constitute satisfactory evidence absent manifest error.

6. The indemnification rights granted to Indemnitee under this Agreement shall not be deemed exclusive of, or in limitation of, and shall be in addition to, any rights to which Indemnitee may be entitled under Illinois law, the Corporation's Articles of Incorporation or by-laws, any other agreement, directors and officers insurance, vote of shareholders or directors or otherwise.

7. Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any action or proceeding initiated by Indemnitee against the Corporation or any director, officer, employee, agent, or fiduciary of the Corporation (in such capacity) unless the Corporation has joined in or consented to the initiation of such action or proceeding.

8. In Indemnitee is entitled under this Agreement to indemnification by the Corporation for some or a portion of the Expense, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by Indemnitee in the investigation, defense, appeal or settlement of any Proceeding but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such Expenses, judgment, fines, penalties or amounts paid in settlement to which Indemnitee is entitled.

9. The indemnification, limitation of liability and advancement of Expenses provided under this Agreement shall continue as to Indemnitee even though Indemnitee may have ceased to be a director of the Corporation or of another corporation, partnership, joint venture, trust or other enterprise that Indemnitee had previously been serving in such capacity at the request of the Corporation.

10. The rights granted to Indemnitee hereunder shall inure to the benefit of Indemnitee, his personal representative, heirs, executors, administrators and beneficiaries, and this Agreement shall be binding upon the Corporation, its successors and assigns, including any director or indirect successor by purchase, merger, consolidation or otherwise to all, substantially all, or a substantial part, of the business and/or assets of the Corporation.

11. This Agreement shall be governed by the laws of the State of Illinois. If any provision of this Agreement is invalid as applied to any fact or circumstance, its invalidity shall not affect the validity of any other provision or of the same provision as applied to any other fact or circumstance.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above stated.


CHAMPION PARTS, INC.


By:  _/s/ Thomas W. Blashill_
Title:  ____President_____


INDEMNITEE


__/s/ Jerry A. Bragiel__
Jerry A. Bragiel